December 14, 2018

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3561

Re:	Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP
Registration Statement on Form S-3
Filed December 7, 2018
File No. 333-228714

Ladies and Gentlemen:

On behalf of Boardwalk Pipeline Partners, LP and Boardwalk Pipelines, LP, and pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned hereby requests that the effective date of the above referenced Registration Statement on Form S-3 be accelerated to 4:00 p.m., Washington, D.C. time, on December 18, 2018, or as soon as practicable thereafter.

Thank you for your assistance with this matter.

(Signature Page Follows)

Securities and Exchange Commission

December 14, 2018

Very truly yours,

BOARDWALK PIPELINE PARTNERS, LP

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director

BOARDWALK PIPELINES, LP

By:	BOARDWALK OPERATING GP, LP,
its general partner

By:	BOARDWALK PIPELINE PARTNERS, LP,
its managing member

By:	BOARDWALK GP, LP,
its general partner

By:	BOARDWALK GP, LLC,
its general partner

By:	/s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial and Administrative Officer, Treasurer and Director

cc:	James R. Brown, Vinson & Elkins L.L.P.